Exhibit 10.4

RAIL TRANSPORTATION SERVICES AGREEMENT

THIS RAIL TRANSPORTATION SERVICES AGREEMENT (this “Agreement”), is entered into as of the 1st day of July, 2015 (the “Effective Date”), by and between Green Plains Logistics LLC (the “Operator”) and Green Plains Trade Group LLC (the “Customer”). Customer and Operator are sometimes referred to in this Agreement as the “Parties” and individually as a “Party.”

WHEREAS, Operator leases, operates and maintains a railcar based product transportation operation, using a fleet of approximately 2,200 railcars (each such railcar, a “Railcar” and all such Railcars, collectively, the “Railcar Fleet”).

WHEREAS, Customer desires and has requested that Operator (a) take custody of ethanol, methanol, biodiesel, petroleum or other oil products owned by Customer (the “Customer Product”), (b) load Customer Product designated by Customer, (c) transport Customer Product by railcar to designated delivery points, and (d) provide Customer with certain ancillary services with respect to such railcar based transportation operations, and Operator desires to provide, and Customer desires to receive, the Rail Services (as defined herein) for the Customer Product, subject to and upon the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises of the parties and covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Basic Agreement.

a. Services: Subject to the provisions of this Agreement, Operator’s Nomination and Scheduling Procedures to be mutually agreed by the parties hereto, and rights of all applicable governmental authorities, during the Term, Operator shall provide or cause to be provided the following services with respect to Customer Product, in each case, in accordance with the terms and conditions of this Agreement (collectively, the “Rail Services”):

i. Taking custody of Customer Product at one of the loading points described in Exhibit E (each such loading point, a “Loading Point” and all of such Loading Points collectively, the “Loading Points”) designated by Customer and consistent with the Scheduling Protocols (as defined herein);

ii. Loading, or causing to be loaded into Railcars, at the Loading Points designated by Customer, the volumes of Customer Product designated by Customer;

iii. Utilizing the Railcar Fleet to transport Customer Product identified by Customer to one of the delivery points identified by Customer and agreed to by Operator (each such delivery point, a “Delivery Point” and all of such Delivery Points, collectively, the “Delivery Points”);

iv. Maintaining, cleaning, repairing, and when necessary, replacing components of each Railcar so that such Railcar can function at a level consistent with Operator’s standards in Section 1(b) (other than as described in Section 3(c)(i));

v. Performing inspections of and otherwise monitoring each Railcar providing services under this Agreement;

vi. Storing Railcars;

vii. Scheduling the use of each Railcar, including arrivals and departures of each Railcar from the loading point and the actual hauling of Railcars from the loading point to its destination, and obtaining additional Railcars on a spot basis as necessary to perform the Rail Services hereunder;

viii. Managing and tracking the movement of each Railcar providing services under this Agreement, including managing demurrage charges;

ix. Negotiating and maintaining transportation contracts with third-party locomotive and rail track operators, and scheduling and monitoring cross-country travel with such third party locomotive and rail track operators;

x. Obtaining permits, and otherwise satisfying regulatory and other legal requirements of Operator necessary to operate the Railcar Fleet;

xi. Negotiating for and sourcing any leased Railcars; and

xii. Performing administrative and billing services associated with the use of the Railcar Fleet.

b. Services Standard: Operator agrees to lease or own (as applicable) and operate and maintain, or cause to be operated and maintained, at its sole cost, risk and expense, the Railcar Fleet and other facilities necessary to provide the Rail Services contemplated in this Agreement in a good and workmanlike manner in accordance with standards customary in this industry.

c. Commingling: The Parties recognize and agree that Customer Product received by Operator into the Railcar Fleet may be commingled with other product volumes and, subject to Operator’s other obligations herein, (i) such Customer Product shall be subject to such changes in quality, composition and other characteristics as may result from such commingling, and (ii) Operator shall have no other obligation to Customer associated with changes in quality of Customer Product as the result of such commingling.

d. Product Specifications and Quality: Customer agrees to provide Operator a Certificate of Analysis (“COA”) that meets the specifications set forth in Exhibit B for all Customer Product delivered to each Loading Point. Customer will be responsible for all fees for the storage and return of any applicable loaded Railcars, as well as any contamination and remediation or removal costs of contaminated Customer Product caused by delivery of any product into tank storage which is identified in any way to be contaminated (“Off Spec”).

e. Minimum Capacity Commitment: During each month of the Term, Operator will provide to Customer the minimum railcar volumetric capacity for such month, measured in gallons, described in Exhibit D (each, the “Minimum Capacity Commitment”). Customer shall have the right to deliver the applicable Minimum Capacity Commitment at Loading Points each calendar day during the Term subject to all other terms and conditions in this Agreement. In the event Customer has additional Customer Product available to ship during a month, Customer will notify Operator of the availability of such Customer Product. Operator will use its best efforts to accommodate such additional Customer Product over and above the applicable Minimum Capacity Commitment, and Customer and Operator will negotiate in good faith the terms of providing Rail Services with respect to such additional Customer Product.

f. Reports: Within 10 days after the end of each month, during the Term, Operator shall notify Customer of any decreases in the railcar volumetric capacity that Operator can make available to Customer as a result of the expiration of existing Railcar leases. Upon delivery of such notice, the applicable Minimum Capacity Commitment shall be reduced as reflected on Exhibit D hereto (the “Adjusted Minimum Capacity Commitment”).

g. Adjustment of Quantities: A barrel shall consist of forty-two (42) U.S. gallons, and a gallon shall contain two hundred thirty-one (231) cubic inches. All receipts and deliveries will be calculated on the basis of sixty degrees Fahrenheit (60°F), using Table 6B ASTM D- 1250. Operator shall insure that every receipt and delivery has been temperature corrected.

2. Inventory Reporting and Logistics Services: Operator will provide inventory reporting services to the Customer and assist Customer with scheduling and inventory management. Operator shall send Customer’s inventory reports by email daily. It is understood that any emailed report represents the activity of the immediately preceding twenty-four (24) hour period, with the exception of weekends and holidays, which will be sent electronically on the next business day. Customer is responsible for reporting any discrepancies with the reports to Operator in a timely manner.

3. Fees; Charges.

a. Rail Transportation Services:

i. Each month, Customer shall pay to Operator a fee for Rail Services with respect to railcar volumetric capacity provided by Operator in an amount equal to: (i) the Adjusted Minimum Capacity Commitment, stated in gallons, multiplied by (ii) $0.432658 per gallon, divided by (iii) 365, multiplied by (iv) the number of days in the month (the “Rail Transportation Services Fee”).

ii. If, during any period all or any portion of the applicable Adjusted Minimum Capacity Commitment is unavailable in accordance with Section 4(b) of this Agreement, Customer’s obligation to pay the Rail Transportation Services Fee will be decreased proportionately with respect to such unavailable portion of the applicable Adjusted Minimum Capacity Commitment, but solely for the period that such portion of the applicable Adjusted Minimum Capacity Commitment is unavailable.

b. Related Services: Customer is required to use Operator for the Rail Services even if Customer itself (or a third party), rather than Operator, provides the underlying railcar volumetric capacity. Accordingly, each month, Customer shall pay to Operator a fee for applicable Rail Services with respect to railcar volumetric capacity provided by Customer (or a third party) in an amount equal to: (i) such railcar volumetric capacity, stated in gallons, multiplied by (ii) $0.01599 per gallon, divided by (iii) 365, multiplied by (iv) the number of days in the month (the “Related Services Fee”).

c. Charges: Customer will reimburse Operator for the following charges incurred by Operator (collectively, the “Charges”) to the extent incurred in connection with providing the Services:

i. Changes in Law: Customer acknowledges and agrees to pay all increased costs related to changes in law or any governmental regulations related to the specifications, operation and maintenance of the Railcar Fleet.

ii. Demurrage: Customer acknowledges and agrees to pay all such demurrage charges to Operator incurred in connection with providing the Rail Services; provided, however, Customer shall not be responsible for any demurrage charges due solely to delays in loading or unloading of Customer Product to the extent caused by the gross negligence or willful misconduct of Operator.

iii. Switching and Unloading Fees: Customer acknowledges and agrees that any switching and unloading fees for Railcars will be the responsibility of the Customer.

iv. Third-Party Common Carriers: Customer acknowledges and agrees to pay all fees incurred by Operator under any transportation contract with third-party common carriers in connection with providing the Rail Services.

d. Allocation of Charges: To determine the applicable Charges due to Operator by Customer, Operator shall allocate, pro rata on a volumetric basis, such charges to Customer and any other customers utilizing the Railcar Fleet. In the event regulations are adopted to address concerns related to safety of Railcars that require the replacement or retrofitting of Railcars to comply with such regulations (“Railcar Safety Regulations”), Operator shall, in its sole discretion, be permitted to exercise its reasonable judgment to determine either to retrofit or replace a Railcar (the “Railcar Determination”). To the extent Customer disagrees with the allocable Charges or the Railcar Determination, then either Party may notify the other of its request to have an industry expert determine such disputed allocable Charges or the Railcar Determination (the Party to give such a notice, the “Notifying Party”, and the recipient of such a notice, the “Notice Receiving Party”). Upon the receipt of such a request for an industry expert determination from the Notifying Party, the Notifying Party and Notice Receiving Party shall confer in good faith for up to five business days to agree on the selection of an industry expert to determine, to the extent disputed, the allocable Charges or the Railcar Determination. If the Parties are unable to agree upon the selection of an industry expert, each Party shall select an industry expert and the two industry experts so selected will select a Person to serve as the industry expert. Following such selection of an industry expert, each Party shall present to the industry expert a written statement of its position on the allocable Charges or the Railcar

Determination not later than thirty (30) days after the selection of such industry expert. The decision of the industry expert will be conclusive, binding upon, and non-appealable by the Parties. The costs and expenses of the industry expert shall be shared equally by the Parties.

4. Scheduling; Suspension.

a. Customer shall nominate loading of Customer Product in accordance with the Nomination and Scheduling Procedures mutually agreed to by the parties hereto and the applicable Delivery Points for deliveries of Customer Product as identified by Customer and agreed to by Operator.

b. Suspension: During any period when sufficient volumetric capacity on the Railcar Fleet is unavailable to handle all or any portion of the Adjusted Minimum Capacity Commitment for any reason (other than as a result of actions or inactions by Customer), including, but not limited to unavailability due to necessary maintenance or repairs on the Railcar Fleet, because of the occurrence of a Force Majeure Event or because such unavailability is reasonably necessary (as determined by Operator in its discretion) to avoid injury or harm to persons, property or the environment, or to maintain the integrity of any of the Railcars, then the applicable Adjusted Minimum Capacity Commitment shall be reduced by the volumetric amount of such unavailability, but solely for the duration of such unavailability.

c. Shutdown of Services: Operator shall have the right to curtail or interrupt receipts and deliveries of Customer Product for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Railcar Fleet; provided, however, that Operator shall use its commercially reasonable efforts to (i) coordinate its maintenance, repair, and modification operations on the Railcar Fleet with the operations of Customer and (ii) schedule maintenance, repair, and modification operations on the Railcar Fleet so as to avoid or minimize, to the greatest extent possible, service curtailments or interruptions of Rail Services. Operator shall provide Customer with thirty (30) days prior notice of any upcoming normal and routine maintenance, repair, and modification projects that Operator has planned that would result in a material curtailment or interruption of Customer’s deliveries of Customer Product and the estimated time period for such curtailment or interruption.

5. Payment.

a. Monthly Fees and Charges: Operator shall, on or before the 10th business day of each month, invoice Customer via email for other fees and charges incurred during the preceding month(s) that have not previously been invoiced, and Customer shall make payment to Operator within five (5) business days following receipt of the invoice via wire transfer or ACH to an account designated by Operator, or check payment to the address designated on such invoice. Customer shall be responsible to pay any bank charges incurred by Customer when remitting funds via wire transfer or ACH. Customer shall advise Operator of the proper address for which to forward invoices, fax information, email or phone numbers for any other contacts Operator may need.

b. Interest and Other: Customer agrees that an interest charge of 1% per month, or 12% per annum, may be charged on all past due balances, and Customer agrees to pay Operator any and all such accrued interest charges incurred on all past due balances. Customer agrees that Operator shall not be obligated to provide any Rail Services during any period that Customer has failed to pay invoices when due. In the event Customer has a good faith dispute of any portion of an invoice, Customer shall immediately notify Operator in writing and via email of the disputed amount, with a detailed explanation, and shall pay the undisputed portion of such invoice in accordance with the payment terms of this Section. After receipt of notice of a disputed amount, Customer and Operator shall meet to resolve the disputed amount within thirty (30) days of receipt of notice.

c. Liens: Title to the Customer Product shall at all times remain with Customer or its assignees. At all times to the extent permitted by law, Operator shall have all valid and applicable statutory, common law and contractual liens upon all Customer Product at any time loaded on any of the Railcars for the fees and all other charges and costs that are due and payable to Operator by Customer, whether such fees and costs are incident to Customer Product then loaded on any of the Railcars.

6. Definition of Liability.

a. Possession and Control: Subject to Operator’s rights under Section 5(c), title to Customer Product shall always remain with Customer. However, the Railcars shall be deemed to obtain physical custody and control of Customer Product at the time of loading of Customer Product to a Railcar at the applicable Loading Point(s), and shall retain such physical custody and control of Customer Product until Operator delivers such Customer Product to the applicable Delivery Point(s). Operator shall not be liable in any way for Customer Product not in its custody and control.

b. Product Gains/Losses: With respect to Customer Product, normal evaporation and handling losses will not exceed five-tenths percent (0.5%) (the “Evaporation Threshold”). Operator shall not be liable for normal evaporation and handling losses not in excess of the Evaporation Threshold. Customer Product gains and losses will be analyzed at the end of each month and reconciled at the end of each calendar year at minimum.

c. Delivery of Contaminated Product: Operator shall immediately notify Customer if any Customer Product loaded on a Railcar is identified as Off Spec or otherwise unsuitable for storage, handling, or transport (“Off Spec Product”). Operator shall be required to load, offload, or otherwise handle such Off Spec Product upon Customer’s request. Customer shall be responsible for any and all costs of removal and replacement of Off Spec Product (including removal from storage) including Railcars, trucks, or equipment containing such Customer Product or utilized for load out of Customer Product, to include any subsequent commingled Customer Product that becomes Off Spec as a result, as quickly as reasonably feasible following Customer’s knowledge of such contaminated Customer Product being delivered to a Loading Point. Any contaminated product not removed within 120 hours of notification by Operator to Customer, shall incur a charge of $50.00 per day until such time any Railcar is emptied and considered suitable for subsequent product delivery and operation.

d. Insurance and Liability: Each of the parties agrees to maintain commercial general liability insurance and other insurance coverage as reflected in Exhibit A of this Agreement with insurance companies licensed to do business in each State through which the Railcars shall pass. Customer acknowledges and understands that the limits and any other requirements in Exhibit A are subject to change by Operator at any time and Operator will provide timely notice of any changes to Customer and third parties. Neither party shall be responsible to the other for any loss covered by the aforesaid insurance. Customer shall be responsible for obtaining additional insured certificates from its customer’s and hauler’s insurance carriers naming Operator as an additional insured. Customer acknowledges that all insurance requirements of the Operator must be complied with at all times. Each party agrees to indemnify and hold the other party, (including its agents and employees) harmless from and against all claims, fines, penalties, losses, costs, attorneys lees, judgments, and damages for personal injuries and property damage, including claims for strict liability, which occur or arise from the negligence or willful act or omission of such party, their agents, employees, representatives or contractors (each a “Loss” and collectively, the “Losses”). Neither party shall be liable to the other party for indirect, incidental, consequential, exemplary, punitive, special or speculative damages for any failure to perform or for the manner of performance, including without limitation lost profits or savings, even if the other party has been advised of the possible existence of such losses. In the event Customer and Operator, or their respective employees, agents, representatives or contractors, are concurrently or jointly liable for Losses indemnifiable under this Agreement, the indemnification provided by each party to the other under this Agreement shall be proportionate to the percentage of the Loss attributable to that party’s (or its employee’s, agent’s, representative’s or contractor’s) negligence.

For the avoidance of doubt, Operator agrees to maintain insurance covering Customer’s property, while in Operator’s physical custody and control, against physical loss or damage. Notwithstanding the foregoing, in no instance shall Operator maintain insurance or be responsible for loss or damage occasioned by Customer’s delivery of any Off Spec Product, as more specifically set forth in Section 6(c) of this Agreement.

e. Compliance with Law: Customer represents to Operator that the Customer Product contemplated to be transported pursuant to this Agreement is not derived or manufactured from crude petroleum or gas that was produced or withdrawn from storage in violation of any federal, state or other governmental law, or in violation of any rule, regulation or order promulgated by any governmental agency having, or presuming to have, jurisdiction over the Railcar Fleet. Each party certifies that their respective trucks, tanks and other equipment operated by them under this Agreement are constructed, operated, and maintained in accordance with applicable legal requirements of all federal, state and local authorities having jurisdiction. Customer shall comply with all applicable laws and shall be responsible for obtaining all governmental permits, licenses and approvals, and satisfying all formalities which may be necessary to manufacture and transport Customer Product, or otherwise in connection with this Agreement. Operator shall comply with all applicable laws and shall be responsible for obtaining all governmental permits, licenses and approvals, and satisfying all formalities which may be necessary to receive, transport and deliver the Customer Product, or otherwise in connection with this Agreement.

7. Taxes. Customer shall be responsible for paying (or reimbursing Operator for) all taxes (other than income taxes, gross receipt taxes, and similar taxes) that Operator incurs on Customer’s behalf for the services Operator provides to Customer under this Agreement.

8. Title. Except as provided in Section 5(c), Operator shall not acquire any right, title or interest in the Customer Product delivered to Operator pursuant to this Agreement and all title and ownership or such Customer Product shall remain exclusively with Customer or Customer’s customer. Except as provided in Section 5(c), Operator shall not represent itself to any third party as the owner of any of Customer Product and shall hold Customer Product in trust for Customer.

9. Term. The initial term, of this Agreement shall begin on the Effective Date and shall continue for a period of six (6) years (the “Initial Term”) and shall automatically renew for successive twelve (12) month terms thereafter (each such term, a “Renewal Term” and all Renewal Terms, together with the Initial Term, the “Term”) until terminated by either party by providing 360 days written notice of such termination to the other party.

10. Termination. This Agreement may be terminated by mutual agreement of both parties prior to the end of the Initial Term or any Renewal Term. Without prejudice to any other right or remedy, and except for Customer’s payment obligations under this Agreement, the occurrence and continuation of any of the following events with respect to a party (the “Defaulting Party”) shall constitute good cause for immediate termination of this Agreement by the other party (the “Non-Defaulting Party”) upon written notice to the Defaulting Party: (i) the failure of the Defaulting Party to carry out any material term or provision of this Agreement for a period of thirty (30) days after written notice specifying such failure has been given by the Non-Defaulting Party, (ii) the failure of the Defaulting Party to pay any amount due to the other party under this Agreement, and such failure is not remedied within thirty (30) days of written notice from the Non-Defaulting Party, or (iii) the Defaulting Party shall (A) become bankrupt or insolvent, however evidenced, or be unable to pay its debts as they fall due, (B) file a petition or otherwise commence a proceeding under any bankruptcy, insolvency, reorganization or other similar law, or have any such petition filed or proceeding commenced against it, or (C) have a liquidator, administrator, conservator, receiver or trustee appointed with respect to it or any substantial portion of its property or assets, which remains undismissed or stayed for a period of sixty (60) consecutive days.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed first class mail (postage prepaid), sent by reputable overnight courier service (charges prepaid), sent by electronic email, or sent by facsimile transmission to the parties at the address set forth below, or at such address or to the attention of such other person as either party has specified by prior written notice to the other party. Notices shall be deemed to have been given hereunder when delivered personally, by electronic mail (provided that a copy of a notice delivered by electronic mail is also deposited with an overnight courier for delivery to the addressee on the following business day), three (3) days after deposit in the U.S. mail, one (1) day after deposit with a reputable overnight courier service (charges prepaid) and upon machine generated acknowledgment when sent by facsimile. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday, the time period shall automatically be extended to the first business day immediately following such Saturday, Sunday or legal holiday. The addresses of the parties are:

If to Operator:

Green Plains Logistics LLC

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Attention: General Counsel

If to Customer:

Green Plains Trade Group LLC

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Attention: General Counsel

12. Force Majeure. If either party is rendered unable, wholly or in part, by reason of Force Majeure, to perform or comply with any obligation or condition of such party under this Agreement (a “Force Majeure Event”), upon giving prompt notice to the other party (such notice being not more than thirty (30) days subsequent to the Force Majeure Event), such obligation or condition shall be suspended during the continuance of the inability so caused and such party shall be relieved of any liability during such period; provided, however, that such party shall use diligent efforts to end the failure or delay of its performance or compliance with any obligation or condition of this Agreement and ensure the effects of such Force Majeure Event are mitigated. Such party shall resume the performance of its suspended obligations as soon as reasonably practicable after the conclusion of the Force Majeure Event. For purposes of this Agreement, the term “Force Majeure” shall include: federal, state, county, or municipal orders, rules, legislation, or regulations; a party’s compliance with any orders of any governmental authority or persons purporting to act therefor; or when the supply of Product or any facility of production, manufacture/storage, transportation, distribution, or delivery contemplated by either party, is interrupted, unavailable and/or inadequate because of acts of God, acts of war or the public enemy, terrorist attacks, strikes, lockouts, or other disturbances, riots, hurricanes, floods, fires, explosion, or destruction (including those related to third-party carriers) from any involuntary cause of any character, either similar or dissimilar to the foregoing, reasonably beyond the control of the party failing to perform; provided, however, that (i) failure to pay any sums due hereunder, (ii) the adoption of regulations that require the retrofitting or replacement of railcars, (iii) the repeal of government usage mandates for ethanol or (iv) insufficiency of ethanol product supply available to Customer shall not constitute an event of Force Majeure.

13. Customer Guarantee. Concurrently with the execution of this Agreement, Customer shall deliver to Operator a guarantee from Green Plains Inc. in substantially the form attached hereto as Exhibit C (the “Customer Guarantee”).

14. Non-Exclusive License for Use of Track and Property. Prior to the execution of this Agreement, Customer (or its affiliate) and Operator shall have entered into a non-exclusive license in substantially the form attached hereto as Exhibit F (the “Non-Exclusive License for Use of Track and Property”) for the use by Operator of rail tracks and equipment owned by Green Plains Inc. or its affiliates.

15. Third Parties. Nothing contained herein, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

16. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against either party unless such modification, amendment or waiver is approved in writing and countersigned by each party hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. The addition of any person as a party to this Agreement shall not constitute a modification or amendment to any provision of this Agreement.

17. Assignability; Change of Control.

a. This Agreement shall not be assignable by either party without the written consent of the other party hereto, except that either party may assign this Agreement to an affiliate company, its financial institution as collateral security for money borrowed, or to any successor in the event of a merger, consolidation, reorganization or the sale of all or substantially all of its assets.

b. For the avoidance of doubt, Customer’s obligations hereunder shall not terminate if Green Plains Inc. ceases to control the general partner of Green Plains Partners LP.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability at’ any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

20. Counterparts. This Agreement may be executed in separate counterparts (including by manual telecopied signature pages or by email in portable document format (“PDF”)), each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of facsimile machine or by email in PDF, will be treated in all manners and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to the other party. No party hereto or to any such agreement or instrument will raise the use of a facsimile machine or by email in PDF to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by email in PDF as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

21. Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages in accordance with this Agreement by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the parties may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief to enforce or prevent any violation of the provisions of this Agreement. If a bond is required, the parties agree that a bond not to exceed $1,000 shall be adequate in all respect to protect the interests of the parties.

22. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.

24. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

25. Counsel. The Parties hereto each state that they have read this Agreement carefully, that they have consulted with legal counsel regarding the terms and provisions of this Agreement (or have had the opportunity to consult with legal counsel and chosen not to do so), and that they have relied solely upon their own judgment without the influence of anyone in entering into this Agreement.

26. Independent Contractors. Operator and Customer are independent contractors, and nothing contained within this Agreement shall be construed to constitute Operator and Customer as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. Operator and Customer specifically agree that it is not authorized to make any contract, agreement, warranty or representation on behalf of the other party or to create any obligation, whether express or implied, on behalf of the other party.

27. Arbitration: The parties agree that any dispute or claim that is not settled by the parties shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator selected by Customer and Operator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place as may be specified by the arbitrator (or any place agreed to by Customer, Operator and the arbitrator). The decision or the arbitrator shall be final and binding as to any matters submitted. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 through 16, and judgment upon the award of the arbitrator may be entered by any court having jurisdiction thereof. All costs and expenses incurred in connection with, any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the Party incurring such costs and expenses. Each party shall bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. For the avoidance of doubt, the monetary recovery owed to the prevailing party to the arbitration proceeding shall include reimbursement of such advances. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall be instructed to render a final reasoned written arbitration award setting forth the basis and reasons for any decision reached (the “Final Award”) and shall be instructed to deliver a signed copy of the Final Award to Customer and Operator. The Final Award shall constitute a conclusive determination of all issues in question, binding upon the parties, and shall include an affirmative statement to such effect. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

28. Confidentiality and Nondisclosure: Each of the Parties agrees to keep confidential and not to disclose (and shall make all reasonable efforts to cause its officers, directors, employees, agents, and attorneys to keep confidential and not to disclose) the terms and details contained herein within this Agreement, and the discussions and negotiations leading up to or relating to the preparation and execution of this Agreement, except as required by law, including Federal securities law, or by any court, administrative or governmental entity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPERATOR: GREEN PLAINS LOGISTICS LLC

/s/ Michelle S. Mapes
Name:	Michelle S. Mapes
Title:	Executive Vice President—General Counsel and Corporate Secretary

CUSTOMER: GREEN PLAINS TRADE GROUP LLC

/s/ Michelle S. Mapes
Name:	Michelle S. Mapes
Title:	Executive Vice President—General Counsel and Corporate Secretary

Signature Page to Rail Transportation Services Agreement

EXHIBIT A

Insurance Requirements (subject to change at Operator’s sole discretion)

Property Damage: Operator provided coverage: Operator agrees to maintain insurance covering Customer’s property, while in Operator’s physical custody and control, against physical loss or damage. Notwithstanding the foregoing, in no instance shall Operator maintain insurance or be responsible for loss or damage occasioned by Customer’s delivery of any contaminated Product, as more specifically set forth in Section 6(c) of this Agreement.

Coverage	Limit of Liability

Commercial General Liability - Occurrence Form including Contractual Liability and Broad Form Property damage	General Aggregate Limit Products/Completed Operations Aggregate Each Occurrence Personal & Advertising Injury Limit	$5,000,000
		$5,000,000
		$1,000,000
		$1,000,000
		$1,000,000

Commercial Umbrella - Occurrence Form. Underlying coverages must include General Liability, Employers’ Liability and Automobile Liability	General Aggregate Limit Products/Completed Operations Aggregate Each Occurrence	$10,000,000
		$10,000,000
		$10,000,000

Workers’ Compensation Employers’ Liability	Bodily Injury by Accident, each accident Bodily Injury by Disease, policy limit Bodily Injury by Disease, each employee	$1,000,000
		$1,000,000
		$1,000,000

Automobile Liability - Covering all owned, hired or non-owned automobiles	Bodily Injury and Property Damage, Combined Single Limit	$1,000,000
Other	1.) All coverages above shall include a Waiver of Subrogation in favor of Operator.
	2.) Automobile, General Liability and Umbrella Coverages shall be endorsed to include Operator.
	3.) All policies above shall be endorsed stating no insurance shall be cancelled, altered or amended to reduce coverage without thirty (30) days written notice to Operator.
	4.) Workers’ Compensation/Employers Liability policy should include Alternate Employer endorsement in favor of Operator.

A-1

EXHIBIT B

Product Quality Testing and Specifications

Customer shall not deliver Product not fully meeting the Ethanol Specifications of the current ASTM D4806, as listed below. Operator shall have the final decision on whether Product complies with the Specifications and shall have the unilateral right to reject Product not meeting the Specifications from being delivered to any Delivery Point. The Product in each Railcar shall be tested by the applicable terminal for specific gravity and clarity. Any Railcar not meeting the quality assurance requirements shall not be unloaded. The Operator shall notify the Customer of such Off Spec Railcar and Customer shall be responsible to schedule such Off Spec Railcar with the Railroad for departure from the applicable terminal as quickly as is reasonably feasible following Customer’s knowledge of such Off Spec Product being presented at a terminal. Coordination of this testing and payment of the associated costs of testing shall be by the Operator.

Prior to the commencement of delivery of Product from any storage tank at a terminal to trucks for a Customer, following the receipt of additional Product inventory into such tank, the storage tank inventory will be sampled, tested, and a certificate of compliance (a “COC”) issued. Additionally, any tank that has not already been certified due to the normal course of business during each month will be sampled, tested and a new COC issued at the end of each month (“Oversight Testing”). Copies of such COC(s) will be made available to the Customer, upon request, and a copy of the most recent COC will also be made available by each terminal to accompany each truck when loaded at the applicable terminal truck rack. The coordination of the testing and issuance of COC’s for the storage tanks will be arranged by Operator. Operator will make every reasonable effort to manage the inbound and outbound movements to and from the commingled storage tanks at each terminal so as to minimize the number of times the tanks have to be recertified. Except for the Oversight Testing, the associated costs for certification of the ethanol storage tanks per this paragraph will be accumulated monthly and billed to the Customers at cost, prorated according to their percentage of Product shipped into the terminals for that month. Operator will pay for the cost of Oversight Testing.

Property	Specification	ASTM Test Method
Ethanol volume %, min	92.100	D5501
Methanol, volume %, max	0.500
Solvent-washed gum, mg/100 ml max	5.000	D381
Water content, volume %, max	1.000	E203
Denaturant content, volume %, min	1.960
Volume %, max		parts/100fuel ETCH
Inorganic Chloride content, mass ppm (mg/L) max	32.000	D512
Copper content, mg/kg, max	0.100	D1688
Acidity (as acetic acid CH3COOH), mass percent (mg/L), max	0.007	D1613
pHe	6.5-9.0	D6423
Sulfates, max ppm	4.000	D7319 - 11e1[3]
	Visibly free of suspended or precipitated contaminants (clear in Appearance)

B-1

Notes to Product Specifications

1.	Minor amounts of commercially acceptable additives, such as corrosion inhibitors are permitted.
2.	Denaturant shall be only unleaded gasoline, gasoline components, or natural gasoline at a minimum concentration of two parts by volume per 100 parts by volume of fuel ethanol and shall have a maximum end boiling point of 437°F by ASTM D4806.
3.	All shipping facilities are required to have IC/GC sulfate testing equipment. Sulfate testing at the shipping facility is required to be on a batch basis. All facilities are required to provide a potential sulfate test result.

B-2

EXHIBIT C

FORM OF CUSTOMER GUARANTEE

GUARANTY

In consideration of Green Plains Logistics LLC (“Beneficiary”) agreeing at the request of Green Plains Inc., 450 Regency Parkway, Suite 400, Omaha, Nebraska 68114 (“Guarantor”) to enter into and execute that certain Rail Transportation Services Agreement, dated , 2015 (the “Agreement”) with Green Plains Trade Group LLC (“Obligor”), Guarantor does hereby guarantee to Beneficiary, irrevocably and unconditionally, except as set forth in this Guaranty, the payment, upon Beneficiary’s demand, by Obligor of all obligations of Obligor to Beneficiary under the Agreement, whether now in existence or hereafter arising (the “Guaranteed Obligation”).

Guarantor hereby waives notice of acceptance of this Guaranty and notice of any obligation to which it may apply, and, except as provided in this Guaranty, waives presentment, demand for payment, protest, notice of dishonor, non-payment or non-performance of any such obligation, suit or the taking of other action by Beneficiary against, and any other notice to, Obligor, Guarantor or others.

Beneficiary may at any time and from time to time without notice or consent of Guarantor (a) agree with Obligor to make any change in, or amend, the terms of any Guaranteed Obligation, (b) take or fail to take any action in respect of any security for any Guaranteed Obligation, (c) exercise or refrain from exercising any rights against Obligor or others under the Agreement, or (d) compromise or subordinate any Guaranteed Obligation, including any security therefor, with the assurance that the obligation of Guarantor to Beneficiary will not be impaired or compromised beyond that which is ultimately agreed to between Beneficiary and Obligor.

This guaranty shall continue in full force and effect until the date of termination of the Guaranteed Obligation. It is understood, however, that notwithstanding any such expiration or termination taking effect, this Guaranty shall continue in full force and effect with respect to any Guaranteed Obligation guaranteed hereunder which have been incurred, arise or otherwise relate to any period prior to such expiration or termination becoming effective. Guarantor further agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time the payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be reinstated or returned due to bankruptcy or insolvency laws or otherwise.

This Guaranty is one of payment and not one of collection. Beneficiary may make written demand directly on Guarantor for such payment upon default by Obligor of any Guaranteed Obligation. In addition, Guarantor, upon demand, will reimburse Beneficiary for reasonable attorney fees necessarily incurred by Beneficiary in collection of payments or enforcement of performance hereunder. Except as to applicable statutes of limitation, delay by Beneficiary in making demand will not alter Guarantor’s obligation under this Guaranty and Beneficiary will not be required to exhaust any remedies it may have against Obligor.

Notices and demands are to be made (i) via personal delivery, express courier or certified mail, postage prepaid and return receipt requested, with such method of delivery effective upon

C-1

receipt, or (ii) via electronic mail, with such method of delivery effective upon confirmation of receipt (but only if followed by transmittal by personal delivery or express courier for delivery on the next business day). Any notice to Guarantor or demand on Guarantor must be made to the following address, to the attention of General Counsel; Green Plains Inc., 450 Regency Parkway, Suite 400, Omaha, Nebraska, 68114, michelle.mapes@gpreinc.com.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN CONFORMITY WITH THE LAWS OF THE STATE OF NEBRASKA WITHOUT REGARD TO ANY CONFLICT OF LAWS DOCTRINE WHICH WOULD APPLY THE LAWS OF ANOTHER JURISDICTION. GUARANTOR HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEBRASKA AND TO FEDERAL COURTS LOCATED WITHIN THE COUNTY OF DOUGLAS IN THE CITY OF OMAHA.

EACH OF GUARANTOR AND BENEFICIARY HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH OF GUARANTOR AND BENEFICIARY (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT GUARANTOR AND BENEFICIARY, AS APPLICABLE, HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

No term of provision of this Guaranty may be waived, amended, supplemented or otherwise modified except in a writing signed by Guarantor and Beneficiary.

This Guaranty embodies the entire terms of the guaranty of payment by Guarantor to Beneficiary for the Guaranteed Obligation, superseding any related prior understandings or agreements.

This Guaranty is executed effective as of                 , 2015.

GREEN PLAINS INC.

C-2

EXHIBIT D

MINIMUM CAPACITY COMMITMENT

Period	Minimum Capacity Commitment (millions of gallons)
July 2015	66.30
August 2015	66.30
September 2015	63.99
October 2015	63.99
November 2015	63.99
December 2015	63.99
January 2016	63.24
February 2016	63.24
March 2016	63.24
April 2016	63.24
May 2016	62.97
June 2016	61.20
July 2016	61.20
August 2016	61.20
September 2016	58.20
October 2016	57.09
November 2016	36.78
December 2016	36.48
January 2017	36.48
February 2017	36.48
March 2017	35.43
April 2017	35.43
May 2017	35.43
June 2017	35.43
July 2017	35.43
August 2017	35.43
September 2017	33.12
October 2017	33.12
November 2017	33.12
December 2017	33.12
January 2018	33.12
February 2018	33.12
March 2018	28.62
April 2018	28.05
May 2018	26.25
June 2018	26.25
July 2018	26.25
August 2018	26.25
September 2018	26.25
October 2018	26.25
November 2018	26.25
December 2018	26.25
January 2019	26.25
February 2019	26.25
March 2019	24.75
April 2019	24.75

May 2019	24.75
June 2019	22.35
July 2019	16.65
August 2019	16.65
September 2019	16.65
October 2019	16.65
November 2019	16.65
December 2019	16.65
January 2020	16.65
February 2020	16.65
March 2020	16.65
April 2020	16.65
May 2020	16.65
June 2020	16.65
July 2020	16.65
August 2020	16.65
September 2020	16.65
October 2020	16.65
November 2020	15.66
December 2020	8.16
January 2021	5.22
February 2021	5.22
March 2021	5.22
April 2021	5.22
May 2021	5.22
June 2021	0.72
July 2021	0.72
August 2021	0.72
September 2021	0.72
October 2021	0.72
November 2021	0.72
December 2021	0.72
January 2022	0.72
February 2022	0.72
March 2022	0.72
April 2022	0.72
May 2022	0.72
June 2022	0.72
July 2022	0.72
August 2022	0.72
September 2022	0.72
October 2022	0.72
November 2022	0.72
December 2022	0.72
January 2023	0.72
February 2023	0.72
March 2023	0.72
April 2023	0.72
May 2023	0.72
June 2023	0.72
July 2023	0.72
August 2023	0.72
September 2023	0.72

October 2023	0.72
November 2023	0.72
December 2023	0.72
January 2024	0.72
February 2024	0.72
March 2024	0.72
April 2024	0.72
May 2024	0.72
June 2024	0.72
July 2024	0.72
August 2024	0.72
September 2024	0.72
October 2024	0.72
November 2024	0.72
December 2024	0.72
January 2025	0.72
February 2025	0.72
March 2025	0.72
April 2025	—

EXHIBIT E

LOADING POINTS

O’Neill, Nebraska

Bluffton, Indiana

Central City, Nebraska

Fairmont, Minnesota

Lakota, Iowa

Obion, Tennessee

Ord, Nebraska

Otter Tail, Minnesota

Riga, Michigan

Shenandoah, Iowa

Superior, Iowa

Wood River, Nebraska

E-1

EXHIBIT F

NON-EXCLUSIVE LICENSE FOR THE USE OF TRACK AND PROPERTY

THIS LICENSE dated as of this      day of             , 2015 between GREEN PLAINS             , a Delaware limited liability company, 450 Regency Parkway, Suite 400, Omaha, NE 68114 (“Licensor”), and Green Plains Partners LP, a Delaware limited partnership, and its wholly owned subsidiaries, 450 Regency Parkway, Suite 400, Omaha, NE 68114 (“Licensee”).

For and in consideration of the mutual benefits and obligations set forth in this License, the Parties agree to be bound as follows:

1.	LICENSED PROPERTY.

Licensor hereby permits the non-exclusive use to Licensee of a portion of railroad track (“Track”) at Licensor’s facility (“Property”) (sometimes collectively referred to as the “Licensed Premises”) located in the City of             ,          County,      [state], as more particularly described in Exhibit A to this License.

2.	TERM.

The initial term of this License (“License Term”) shall commence at 12:01 a.m. on (“Commencement Date”) and shall last for a period of six years ending at 11:59 a.m. on the date immediately preceding the sixth anniversary date of the Commencement date (“Termination Date”.) The License Term will thereafter automatically renew for successive one year terms unless earlier terminated by either party with three hundred sixty (360) days written notice.

3.	RENT.

3.1.	Rent for the Licensed Premises (“Rent”), shall be $100 per year, payable annually, in advance, on the Commencement Date and each subsequent anniversary thereof, for each subsequent year the annual Rent shall be subject to increases as provided for in Exhibit B attached hereto and made a part hereof. Licensee shall send all payments to:

Green Plains [Plant] LLC

450 Regency Parkway, Suite 400

Omaha, NE 68114

or to such other address as Licensor may indicate by written notice to Licensee in accordance with the terms of this License.

3.2.	Licensee shall make all payments without prior demand, setoff, or counterclaim. Licensor may apply each payment when received in such order as Licensor may determine, regardless of any rule, law, practice or custom between Licensor and Licensee. No payment shall operate as an accord and satisfaction, notwithstanding any statement or endorsement accompanying such payment.

3.3.	If Licensee does not make the payments for a period of thirty (30) days from the day same shall have been due and payable, then Licensee shall pay a service charge at the rate of 1.5% per month (or at the legal maximum in the jurisdiction in which the Licensed Premises are located, whichever is less) on the amount of any such unpaid amount. Notwithstanding the foregoing, in the event Licensee does not make a payment for a period of sixty (60) days from the day same shall have been due and payable, then Licensee shall give up all rights upon its non-payment and Licensor shall have the right to terminate this License immediately.

4.	USE.

4.1.	Licensee shall use the Licensed Premises solely to load/unload rail cars with ethanol at Licensor’s facility and to transfer ethanol from or to Licensee’s trucks on the Licensed Track (“Use”), and for no other purpose without the prior written consent of Licensor.

4.2.	Licensee shall not allow the Licensed Premises to be used by any other person or firm without the prior written consent of Licensor. Licensee shall not have the right to detour trains of any other party over or upon the Track without obtaining Licensor’s prior written consent Licensee shall not enter into or make a contract or agreement for the handling of Licensee equipment, cars or trains over or upon the Track, or any portion of the Track without obtaining Licensor’s prior written consent.

4.3.	Licensee shall, at its sole cost and expense, promptly comply with all present and future laws, statutes, regulations, ordinances, orders, covenants, restrictions, or decisions of any governmental authority or court of competent jurisdiction affecting the Use and condition of the Licensed Premises and any equipment placed or used thereon and Licensee’s operations and activities on the Licensed Premises (“Legal Requirements”). Licensee shall obtain all permits required by any federal, state, municipal or other governmental entity necessary for Licensee’s Use of the Licensed Premises as outlined in this Section.

4.4.	All railcar movements shall be performed by Licensor, subject, however to Licensee’s right to use a Trackmobile (defined below) on the Track in accordance with the provisions hereof.

4.4.1.	TRACKMOBILE. The following shall apply to Licensee’s use of the Track for the purpose of the intraplant switching of railroad cars with an on-track unit:

4.4.1.1.	Licensee’s use of the Track for the purpose of intraplant switching of railroad cars with an on-track unit, hereinafter called “Trackmobile”, or any other use of the Trackmobile shall be subject to the following terms and conditions set forth below. Should Licensee cause or permit the Trackmobile to be used or operated by its contractor, Licensee shall cause its contractor to comply with such terms and conditions.

4.4.1.1.1.	Movement of railcars on the Track other than with a Trackmobile is strictly prohibited.

4.4.1.1.2.	Use of the Track shall be only for contract carriage or private carriage operations. Railcar movement operations shall be performed by Licensee and coordinated with Licensor. Licensee shall not perform or allow its contractor to perform any common carrier services or transportation by rail carrier on, along or from the Track. Without limiting the generality of the forgoing, Licensee acknowledges and agrees that it shall not be allowed to perform, or have a third party perform on Licensee’s behalf, the following: (i) switch industries or transload upon the Track (other than Licensee’s ethanol originally loaded or unloaded at the Licensed Premises); (ii) set out, pick up, or store equipment, railcars, or trains upon the Track, or any part thereof, except as otherwise provided herein; (iii) serve any industry, shipper, receiver, team or house track, transload, or other facility now existing or hereafter located along the Track; (iv) provide any passenger service of any kind or handle or operate passenger trains on or along the Track.

4.4.1.1.3.	The Trackmobile shall be equipped, maintained, and operated by Licensee in strict accordance with the statutes of the United States and all valid orders of the National Transportation Safety Board, Federal Railroad Administration, Surface Transportation Board, and/or other public authority which may have jurisdiction.

4.4.1.1.4.	The Trackmobile shall be operated in strict accordance with applicable railroad rules and procedures, and in such a manner as to not interfere with the usual and necessary operations of Licensor. Licensee and/or its contractor will not handle railcars or any trackage occupied by Licensor crews. The Trackmobile shall be operated so as not to permit any part of it or any railcars which it may be handling to foul other tracks of Licensor.

4.5.	Licensee shall not make any changes to the Licensed Premises without the prior written consent of Licensor, which shall not be unreasonably withheld. Changes to the Track necessary to comply with the requirements of a public authority due to Licensee’s Use of the Licensed Premises shall be made at Licensee’s sole expense and with written consent of Licensor, which shall not be unreasonably withheld.

5.	RESERVED FACILITIES.

5.1.	Subject to Section 4.4, Licensor reserves the right to operate, maintain, repair, replace, augment, or relocate (provided that said relocation does not unreasonably interfere with Licensee’s Use of the Licensed Premises for the purposes set forth in Section 4) any Reserved Facilities, as defined in Section 5.2. This License is subject and subordinate to any right which Licensor or any easement holder, Licensee, or licensee of Licensor may have in the Reserved Facilities. Licensee shall not interfere with the maintenance or operation of the Reserved Facilities, or the rights of any easement holders, Licensees, or Licensees with respect thereto.

5.2.	“Reserved Facilities” means existing tracks, pipes, conduits, thoroughfares, roads, tunnels, electric communication and signal transmission lines and poles and guys for such lines, and any other facilities of similar nature on, above or below the ground, belonging to any party whomsoever and existing within or adjacent to the Licensed Premises.

5.3.	Licensor reserves the right to use the Licensed Premises provided that such use does not unreasonably interfere with the Use thereof by Licensee.

6.	TAXES AND ASSESSMENTS.

Licensor is responsible for the payment of real estate property taxes for the Licensed Premises. Licensee is responsible for all other taxes and assessments (as presently charged or amended in the future) associated with its Use of the Licensed Premises. Licensee shall keep the Licensed Premises free and clear of any liens or judgments for unpaid taxes and assessments for which Licensee is responsible.

7.	UTILITIES.

Licensee, at its sole cost and expense (including fees for permits and similar documents), shall obtain all utility services required or desired by Licensee. Licensee shall be responsible for all charges for utilities consumed by, and directly supplied to, Licensee by the provider thereof. To the extent any existing utility services on the Licensed Premises are used by Licensee with Licensor’s prior, written consent, and are not separately metered or billed to Licensee, Licensee shall pay a reasonable proportion of the cost of the utility services.

8.	CONDITION OF LICENSED PREMISES AND MAINTENANCE.

8.1.	Licensee has fully inspected and accepts the Licensed Premises in “as is” condition. Licensor makes no representations as to the zoning, condition, utility, or fitness of the Licensed Premises for any use.

8.2.	Licensee at its sole cost and expense, shall clean up any commodity spilled or released by reason of Licensee’s unloading activities.

8.3.	Licensor will periodically perform necessary general roadway maintenance, including grading, dust control and snow removal, of the driveway and turning area at the shared expense of the Licensee and any other licensed users of the Licensed Premises on the following basis, one third by the Licensor and two-thirds shared equally by the Licensee and any other licensed users for the maintenance period. Any additional repairs or maintenance necessary, as a result of the Licensee’s negligence, regulatory non-compliance, contractual breach or the Licensee’s request for additional work or improvements, will be performed by Licensor at the sole expense of the Licensee.

8.4.	Licensor shall perform all general maintenance and repairs necessary to keep the Track in good order and in safe condition at Licensor’s expense. All maintenance of the Track shall be performed to a minimum of Federal Railroad Administration Class I track standards. Any additional repairs or maintenance necessary, as a result of the Licensee’s negligence, regulatory non-compliance or contractual breach, will be performed by Licensor at the sole expense of the Licensee.

8.5.	Licensee shall keep the Licensed Premises free of all hazardous materials and obstructions.

9.	SIGNS AND IMPROVEMENTS.

Licensee shall not place any sign, advertising, or improvements on the Licensed Premises without the prior written consent of Licensor. If Licensee fails to remove improvements and other property of Licensee and of any other party following License termination or expiration, Licensor may elect to retain such improvements or property, or enter the Licensed Premises and raze or remove same and Licensee hereby waives any claim or right of action with respect thereto. Licensee shall pay Licensor all of Licensor’s costs related to such razing or removal, including without limitation storage and transportation. Licensee shall indemnify, defend and save harmless Licensor from and against any claim or action by any party brought or asserted against Licensor with respect to such retention, razing, or removal.

10.	ASSIGNMENT AND SUBLETTING.

Licensee shall not assign, license or transfer any portion of Licensee’s interest in this License or the Licensed Premises other than to an affiliate without the prior written consent of Licensor, and any attempt to do so without such consent shall render same null and void. Such consent by Licensor shall not be unreasonably withheld. Licensee shall not permit any security interest in any third party to attach to the Licensed Premises or any part thereof, or any improvements or any personal property now or hereafter placed or kept thereon, without the prior written consent of Licensor, and any attempt to do so without such consent shall render same null and void.

11.	LIABILITY.

11.1.	Except to the extent caused by the negligent acts or omissions of Licensor, Licensee shall indemnify and defend Licensor against and from all expenses, damages, actions, fines, penalties, claims, judgments, settlements, and demands of every kind or nature, including reasonable counsel, investigator and expert fees, arising out of any failure by Licensee to perform any of the agreements, terms, covenants, or conditions of this license, and any bodily injury, death, or property loss or damage to or of any person or entity that comes upon the Licensed Premises or appurtenances thereto, or on or under the walkways, roadways, sidewalks, curbs, or loading areas contiguous thereto, however occurring, to the extent related to Licensee’s Use of the Leased Premises, and also for any matter growing out of the condition, occupation, maintenance, alteration, repair, use, or operation of the Licensed Premises or appurtenances thereto or any part thereof, or of the walkways, roadways, sidewalks, curbing, and loading areas contiguous thereto.

11.2.	Licensor shall relieve, indemnify, and defend licensee against and from all expenses, damages, actions, fines, penalties, claims, judgments, settlements, and demands of every kind or nature, including reasonable counsel, investigator and expert fees, to the extent caused by the negligent acts or omissions of Licensor.

11.3.	The negligent acts or omissions of any tenant, invitee, licensee, employee, contractor, agent or grantee of Licensee occurring on the Licensed Premises shall be deemed the negligent acts or omissions of Licensee. The negligent acts or omissions of any tenant, invitee, licensee, employee, contractor, agent or grantee of Licensor occurring on the Licensed Premises shall be deemed the negligent acts or omissions of Licensor.

11.4.	Licensee and Licensor shall pay their respective proportionate shares of any loss that arises out of the joint or concurrent negligence of Licensee and Licensor; provided, however, that nothing in this License shall be construed as impairing the right of either party to seek contribution or indemnification from a third person.

12.	ENVIRONMENTAL COMPLIANCE.

12.1.	Responsibility for environmental claims (as defined in section 12.5) as between the parties shall be borne as follows:

12.1.1.	Licensor shall be responsible for environmental claims arising from: (a) environmental conditions existing on the Licensed Premises prior to the date of this License, or (b) use of the Licensed Premises by Licensor or its licensees or contractors from and after the date of this License pursuant to section 4 and section 5 unless such environmental claims arise solely from Licensee’s negligence, in which event Licensee shall be liable as set forth in sections 12.1.2 or 12.1.3, or (c) its failure, or that of its Licensees or contractors, to comply with its obligations under this License if and to the extent such failure is a contributing cause to such environmental claims.

12.1.2.	Licensee shall be responsible for environmental claims arising from: (a) environmental conditions on the Licensed Premises from and after the date of this License based on the actions of Licensee or its contractors or invitees; or (b) its failure, or that of its licensees or contractors, to comply with Licensee’s obligations under this License if and to the extent such failure is a contributing cause to such environmental claims.

12.1.3.	The parties hereto shall bear their respective proportionate shares of responsibility for environmental claims arising from the joint responsibility of Licensor and Licensee as set forth in sections 12.1.1 and 12.1.2.

12.2.	Except as otherwise provided in section 12.1.3, the party which is responsible for any environmental claim shall release the other party from all responsibility for such environmental claim and shall defend, indemnify, protect and save harmless the other party from and against such environmental claim.

12.3.	Licensee shall give immediate written notice to Licensor of any release of hazardous substances on or from the Licensed Premises, any violation of environmental laws, inspection or inquiry of governmental authorities charged with enforcing environmental laws with respect to Licensee’s use of the Licensed Premises, or any condition or activity on the Licensed Premises which creates a risk of harm to persons, property or the environment.

12.4.

In the event any cleanup, response, removal or remediation of any environmental condition is required by a governmental entity (hereinafter collectively referred to as “response action”), Licensee shall not be entitled to any damages, actual or consequential, by reason of the response action’s interference with Licensee’s use of the Licensed Premises. If any response action results in a portion of the Licensed Premises being rendered unusable by Licensee for the purposes set forth in section 4 for a period in excess of 5 consecutive days, the Rent shall be reduced pro rata to reflect the portion of the Licensed Premises rendered unusable; however, there shall be no abatement in the Rent for any interference with Licensee’s use of the Licensed Premises due to a response action for which Licensee is either partially or wholly responsible pursuant to sections 12.1.2 or 12.1.3. If any response action results in a portion of the Licensed Premises being rendered unusable to Licensee for the purposes set forth in section 4, for which Licensee is neither partially or wholly responsible, for a period in excess of 30 consecutive days, the Rent shall continue to be reduced proportionately as described above. If any response action results in a portion of the Licensed Premises being rendered unusable to Licensee for the purposes set forth in section 4, for which Licensee is neither partially or wholly responsible, for a period in excess of 120 consecutive days, the Rent will continue to be reduced proportionately as described above and, in addition, Licensee shall have the option of terminating this License. Licensee shall permit Licensor and its contractors full, unrestricted and unconditional access to the Licensed Premises for the purpose of completing or engaging in a response action for which Licensor has any responsibility or, at Licensor’s option, a response action for which Licensee is responsible pursuant to sections 12.1.2 or 12.1.3 should Licensee fail to diligently pursue and complete such response action to the satisfaction of Licensor. Licensor’s completion of any of Licensee’s obligations hereunder shall not be deemed a waiver of Licensee’s obligations under this license. Licensor shall have the right, but not the obligation, to conduct reasonable inspections of Licensee’s response action and Licensee shall provide Licensor all information requested by Licensor regarding Licensee’s response action or any environmental claims for which Licensee is responsible.

12.5.	The term “environmental claims” means any cleanup, response, removal or remediation required by a governmental entity, related to any environmental conditions affecting the air, soil, surface waters, ground waters, streams, sediments and similar environmental conditions caused by, resulting from, arising out of, or occurring in connection with this License.

13.	INSURANCE.

13.1.	Licensee shall maintain in effect continuously during the term of this License a policy of comprehensive general liability insurance, including contractual liability covering the liability assumed by Licensee under the provisions of this License. Such insurance shall be in limits of not less than $5,000,000.00 combined single limit, bodily injury and property damage liability each occurrence. Licensee shall furnish to Licensor certificates evidencing such insurance in companies and form acceptable to Licensor and providing not less than thirty (30) days notice of cancellation or any material change in coverage.

14.	CONDEMNATION

Subject to Licensee’s right to recover from Licensor an amount equal to the depreciated value of the improvements that were placed on the Licensed Premises by Licensee with Licensor’s consent, if all or any part of the Licensed Premises shall be acquired or taken under eminent domain proceedings, or transferred to a public authority in lieu of such proceedings, Licensor may terminate this License as of the date when possession is taken. Subject to the above, all damages awarded for such taking shall belong to and be the property of Licensor and Licensee shall have no claim against Licensor by reason of such taking or termination and shall not have any claim or right to any portion of the amount that may be awarded or paid to Licensor as a result of any such taking. In addition to the above, Licensee may make claims against the condemning authority for moving expenses, loss of fixtures, or other matters which do not affect the award otherwise payable to Licensor so long as such claim does not reduce the award otherwise payable to Licensor.

15.	DEFAULTS AND REMEDIES.

15.1.	Should Licensee default in: (1) fulfilling any of the covenants or obligations of this License other than the covenants for making payments; or (2) if the Licensed Premises become vacant or deserted; or (3) if the Licensed Premises are damaged by reason of negligence or carelessness of Licensee, or its agents, then, in any one or more of such events, upon Licensor serving a thirty (30) day notice upon Licensee specifying the nature of said default, and upon the expiration of said thirty (30) days, if Licensee shall have failed to remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said thirty (30) day period and Licensee has not diligently commenced curing such default within such thirty (30) day period and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then Licensor may serve a ten (10) day notice of termination of this License upon Licensee, and upon the expiration of said ten (10) days, this License and the License Term hereunder shall end and expire and Licensee shall then quit and surrender the Licensed Premises to Licensor.

15.2.	If the notice provided for in Section 15.1 hereof shall have been given, and the term shall have expired as aforesaid; or (a) if Licensee shall default in making a timely payment as herein provided and has failed to cure such default for a period of thirty (30) days following Licensee’s receipt of notice of such default from Licensor; or (b) if any execution or attachment shall be issued against Licensee or any of Licensee’s property whereupon the Licensed Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Licensee; or (c) if there occurs a Bankruptcy Default as defined in Section 16 hereof; then, and in any of such events, Licensor may, without notice, re-enter the Licensed Premises either by force or otherwise, and dispossess Licensee and the legal representatives of Licensee or other occupant of the Licensed Premises, by summary proceedings or otherwise, and remove their effects. Licensee hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. If Licensee shall default hereunder prior to the date fixed as the commencement of any renewal or extension of this License, Licensor may cancel and terminate such renewal or extension agreement by written notice.

15.3.	Licensor may, in addition to any other remedies set forth in this Section, and subject to the other notice and right to cure provisions in Section 15.1 above, suspend rail service in the event Licensee breaches any of the covenants in this License, and such suspension may continue until such breach is remedied.

16.	BANKRUPTCY.

If, at the date fixed as the Commencement Date or at any time during the License Term, there shall be filed by or against Licensee in any court, pursuant to any statute either of the United States or of any state, a petition in bankruptcy, or there shall be commenced a case by or against Licensee under the Bankruptcy Code, or a petition filed in insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Licensee’s property (all the hereinabove collectively referred to as a “Bankruptcy Default”), Licensor may terminate this License in which event neither Licensee nor any person claiming through or under Licensee by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of the Licensed Premises, and shall immediately surrender the Licensed Premises to Licensor. Licensor, in addition to the other rights and remedies Licensor has by virtue of any other provision contained herein or elsewhere in this License or by virtue of any statute or rule of law, may retain as liquidated damages any rent, security, deposit, or monies received by it from Licensee or others on behalf of Licensee.

17.	DISCONTINUANCE.

Licensor shall not be responsible for any loss or damage sustained by Licensee in consequence of any temporary elimination of the Track, or service thereover, due to circumstances beyond Licensor’s reasonable control. However, the payment of any Rent will be prorated for the period of time the Track is out of service or service has been suspended under this section 17.

18.	NO WAIVER.

The waiver by Licensor of any breach by Licensee of any term, covenant, obligation or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or a waiver of any other term, covenant, obligation or condition herein contained. The subsequent acceptance by Licensor of any Rent due hereunder or any or all other monetary obligations of Licensee hereunder, shall not be deemed to be a waiver of any preceding breach by Licensee, of any term, covenant, obligation or condition of this License, other than the failure of Licensee to make the particular payment so accepted, regardless of Licensor’s knowledge of such preceding breach at the time of acceptance of such Rent. No covenant, term, obligation or condition of this License shall be deemed to have been waived by Licensor, unless such waiver is in a notice to Licensee executed by Licensor.

19.	NOTICES.

Every notice, approval, consent, or other communication desired or required under this License shall be effective only if the same shall be in writing and sent postage prepaid by United States registered or certified mail (or a similar mail service available at the time), directed to the other party at its address set forth below, or such other address as either party may designate by notice given from time to time in accordance with this Section.

Licensor:

Green Plains [Plant] LLC

450 Regency Parkway, Suite 400,

Omaha, NE 68114

Attn: General Counsel

Licensee:

Green Plains Ethanol Storage LLC

450 Regency Parkway, Suite 400,

Omaha, NE 68114

With copy to:

General Counsel,

Green Plains Partners LP

450 Regency Parkway, Suite 400,

Omaha, NE 68114

20.	BINDING ON SUCCESSORS.

The covenants and agreements herein contained shall inure to the benefit of and be binding upon the successors, heirs, personal representatives, and assigns of the parties hereto, subject, however, to the provisions of Section 10 of this License.

21.	QUIET ENJOYMENT.

Nothing herein contained shall imply or import a covenant on the part of Licensor for quiet enjoyment.

22.	ENTIRE AGREEMENT.

The entire agreement between Licensor and Licensee is set forth in this License and there are no understandings, agreements, or representations of any kind between the parties, verbal or otherwise, other than as set forth in this License. No change or modification of any of the covenants, terms or provisions hereof shall be valid unless in writing and signed by the parties hereto.

23.	HEADINGS.

The heading of each section of this License is for convenience only and it shall not affect any construction or interpretation of this License.

24.	RIGHT TO INSPECT AND EXHIBIT.

Licensor shall have the right to enter the Licensed Premises at reasonable hours in the day or night to examine and inspect the Licensed Premises, make such repairs, additions or alterations as it may deem necessary for the safety, preservation or restoration of the Licensed Premises and the improvements, if any, located thereon (there being no obligation, however, on the part of Licensor to make any such inspections, repairs, additions or alterations), or to exhibit the Licensed Premises to prospective purchasers.

25.	MECHANICS’ LIEN.

In the event any mechanics’ lien is filed against the Licensed Premises as a result of alterations, additions or improvements made by Licensee, Licensor, at its option, upon thirty (30) days notice to Licensee, may terminate this License and may pay said lien, without inquiring into the validity thereof, and Licensee shall forthwith reimburse Licensor the total expense incurred by Licensor in discharging said lien; provided however, that Licensor may not terminate this License if Licensee contests any such mechanics’ lien and provides a bond or other assurance for the satisfaction of said lien pending the resolution of Licensee’s contest.

26.	RECORDING.

Licensee shall not record this License without the prior consent of Licensor.

27.	SEVERABILITY.

If any term, covenant, obligation or condition of this License or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent by a final judgment or award which shall not be subject to change by appeal, then the remainder of this License or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term, covenant and condition of this License shall be valid and be enforced to the fullest extent permitted by law. Furthermore, each covenant, agreement, obligation and other provision of this License is and shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, and not dependent on any other provision of this License unless expressly so provided.

28.	HOLDING OVER.

Should Licensee hold over in possession of the Licensed Premises or any portion thereof after the expiration of the License Term or sooner termination as provided by this License without the execution of a new License agreement or renewal agreement, Licensee, at the option of Licensor, shall be deemed to be occupying the entire Licensed Premises from month to month, subject to such occupancy being terminated by either party upon thirty (30) days notice to the other party, at a monthly rental equal to 200% of Rent due for the month immediately preceding the termination of this License, and otherwise subject to all the other terms, covenants, obligations and conditions of this License insofar as the same may be applicable to a month to month tenancy, including the payment of all Additional Rent as defined in this License. The acceptance of rent by Licensor shall not be evidence that Licensor has exercised its option to treat Licensee as a holdover tenant pursuant to the option set forth above.

29.	THIRD PARTY BENEFICIARY.

Nothing contained in this License shall be construed as to confer upon any other party the rights of a third party beneficiary.

30.	APPLICABLE LAW.

This License and the rights and obligations of the parties hereunder shall be construed in accordance with the laws of the State of Nebraska, and the Parties hereby agree to venue in Douglas County, Nebraska.

31.	SURVIVAL.

Any covenant, obligation or liability which arose, may have arisen or was incurred by either party hereto prior to the termination of this License shall survive the termination of this License.

32.	TERMINOLOGY.

As used in this License, the terms “Licensor,” “Licensee” and “party” shall include the subsidiaries, affiliates, directors, officers, agents and employees of Licensor and Licensee.

33.	EXHIBITS.

The provisions typed on this page, and/or the following pages, and any exhibit or addendum to this License shall be deemed a part hereof.

34.	FORCE MAJEURE.

Subject to the terms and conditions of this License and specifically excluding the obligation to pay Rent as provided for herein, if an event of force majeure has occurred, the non-performing party shall be excused from further performance or observance of its obligations under this License which are so affected for as long as such circumstances prevail and such party continues to use its reasonable efforts to recommence performance or observance as soon as possible and to whatever extent possible without delay. The non-performing party shall immediately notify the party to whom performance is due and describe at a reasonable level of detail the circumstances causing such delay.

IN WITNESS WHEREOF, the parties have executed this License as of the date first set forth above.

GREEN PLAINS [PLANT] LLC (LICENSOR)

By:

Title:

GREEN PLAINS ETHANOL STORAGE LLC (LICENSEE)

By:

Title:

EXHIBIT A

LICENSED PREMISES

EXHIBIT B

RENT ESCALATOR

At the end of each year, effective on the anniversary date of execution of License agreement, rent rate of Licensed Premises shall increase by 1% of the amount paid the year previous.